[CITIZENS LOGO]                         NEWS RELEASE

--------------------------------------------------------------------------------


                                         FOR FURTHER INFORMATION CONTACT:
                                         Joel H. Mathis
                                         Vice President
                                         Public Relations and Investor Relations


                 CITIZENS, INC. ANNOUNCES FIRST QUARTER RESULTS


    AUSTIN, TEXAS -- MAY 14, 2003 -- Citizens, Inc. (NYSE: CIA), reported a net loss of $(339,000) or ($0.01) per share for the quarter ended March 31, 2003. This loss compares to net income of $1,502,803 or $0.05 per share during the same period in 2002. A number of factors contributed to the decline in first quarter earnings, including the inclusion of three acquisitions consummated over the past year and the overhead associated with their operations, a decline in net investment income resulting from the historically low interest rate environment, a decrease in Accident and Health (A&H) premiums as a result of rate increases and increased surrender activity as a result of significant economic downturns in several key international markets.

    Total revenues increased $3.9 million or 24.9% in the first three months of 2003 to $19.7 million compared to the first three months of 2002 when revenues were $15.8 million. The increase resulted from $4.6 million in revenues related to the acquisition of Combined Underwriters Life Insurance Company (Combined) and Lifeline Underwriters Life Insurance Company (Lifeline) in March, 2002 and First Alliance Corporation (First Alliance) in February, 2003, offset by a decrease in net investment income and lower A&H premiums. Combined and Lifeline had only a nominal effect on first quarter 2002 results due to an acquisition date of March 19, 2002. Premium income for the first three months of 2003 was $15.9 million compared to $12.1 million for the same period in 2002. The 2003 increase of $3.8 million was comprised of $4.2 million in premium income related to the acquisition of Combined, Lifeline and First Alliance and a small reduction in the Company's historical book of business as renewal life and accident and health premiums declined slightly. Management's implementation of significant rate increases in supplemental non-cancelable accident and health products and the non-renewal of approximately $2.5 million of major medical premiums due to increased loss ratios contributed to the decrease in accident and health premiums, while severe economic problems in several key international markets contributed to the decline in life premium.

    Claims and surrenders increased $3.6 million from $6.1 million for the three months ended March 31, 2002 to $9.7 million for the same period in 2003. The 2003 increase resulted from $1.1 million in claims and surrenders related to Combined, Lifeline and First Alliance while the Company's surrenders increased by approximately $1.1 million. The increased surrender activity relates to the economic conditions mentioned above.

                                   -- More --


--------------------------------------------------------------------------------

         Executive Office o P.O. Box 149151 o Austin, Texas 78714-9151
                      Phone 512 837-7100 o Fax 512-836-9334
            email: PR@citizensinc.com o web site: www.citizensinc.com

Underwriting and insurance expenses during the first quarter of 2003 reached $4.9 million, an 85.7% increase from the prior year when such expenses were $2.7 million. The increase is attributable to the inclusion of the companies acquired over the past year, as well as expenses resulting from a shift in marketing management from the field to the home office, which increased operating expenses, while decreasing commission expenses.

Assets at March 31, 2003 totaled $364.3 million, compared to $326.3 million at December 31, 2002, an increase of $38 million or 11.6%. The growth was principally related to the Company's recent acquisition of First Alliance for approximately 2.6 million Class A shares. Stockholders' equity increased $18.2 million from $101.8 million at December 31, 2002 to $120 million at March 31, 2003, with the increase attributable primarily to the acquisition.

On March 7, 2003, Citizens entered into a Plan and Agreement of Merger with Mid-American Alliance Corporation (Mid-American) a Missouri insurance holding company, whereby Citizens will acquire all of the outstanding shares of Mid-American for shares of its Class A common stock. The transaction values Mid-American's shares at $1.35 each and the Company's Class A shares based on the average closing price for the 20 trading days preceding closing. Closing is expected in mid-2003. The transaction is valued at $8.2 million.

"Although an operating loss resulted from the inclusion of the recent acquisitions, we expect positive results in the long term," said Mark A. Oliver, President of Citizens.

ABOUT CITIZENS, INC.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its growth strategy is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010 targeting the sale of U.S. dollar whole life insurance policies in the United States and overseas, and via the acquisition of other life insurance companies.

Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies in the U.S. stock market, based on market capitalization. Citizens' stock closed at $6.79 on May 12, 2003.

Additional information is available at the Company's web site:
WWW.CITIZENSINC.COM.
-------------------


                                   -- More --

            --------------------------------------------------------------------
            Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "will", "expect", "anticipate" or "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2002, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

                                 CITIZENS, INC.
                  COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS

                              OPERATING STATEMENTS

                                                                                                   (UNAUDITED)
                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               ------------------
                                                                                              2003               2002
                                                                                              ----               ----
PREMIUMS AND OTHER REVENUES
    Premium income                                                                        $15,937,561         $12,074,618
    Net investment income                                                                   3,427,907           3,454,512
    Other                                                                                     340,034             239,619
                                                                                          -----------         -----------
       Total revenues                                                                     $19,705,502         $15,768,749

BENEFITS AND EXPENSES
    Increase in future policy
        benefit reserves                                                                   (1,536,691)       $  1,733,980
    Claims and surrenders                                                                   9,727,997           6,077,929
    Policyholder dividends                                                                    706,589             709,446
    Commissions                                                                             3,572,895           2,976,825
    Underwriting and
        insurance expenses                                                                  4,942,378           2,661,403
    Net change in deferred policy
        acquisition costs                                                                    (325,369)           (646,412)
    Other                                                                                   3,047,153             196,944
                                                                                          -----------         -----------
        Total benefits and expenses                                                       $20,134,952         $13,710,115
                                                                                          -----------         -----------


INCOME (LOSS) BEFORE FEDERAL INCOME TAX                                                   $  (429,450)        $ 2,058,634
FEDERAL INCOME TAX EXPENSE (BENEFIT)                                                          (90,443)            555,831
                                                                                          -----------         -----------

NET INCOME (LOSS)                                                                         $  (339,007)        $ 1,502,803
                                                                                          ===========         ===========

                            INCOME (LOSS) PER SHARE

    NET INCOME (LOSS) PER SHARE                                                             ($0.01)             $0.05
                                                                                          ==========         ==========
    AVERAGE SHARES OUTSTANDING                                                            31,287,658         29,073,066
                                                                                          ==========         ==========


                                 BALANCE SHEETS

                                (UNAUDITED)                           (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
                                  MARCH 31,        DECEMBER 31,       SEPTEMBER 30,         JUNE 30,          MARCH 31,
                                    2003               2002               2002                2002               2002
                                    ----               ----               ----                ----               ----
Total assets                    $364,315,985       $326,291,001       $320,477,535        $319,382,108       $312,363,433
Total invested assets           $219,820,972       $226,008,600       $216,758,585        $220,136,311       $219,979,651
Stockholders' equity            $119,980,032       $101,792,305       $ 97,617,296        $ 97,686,024       $ 93,853,586